EXHIBIT 16.1

December 1, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated December 1, 2008, of Ashland Inc. and are in agreement with the statements contained in paragraphs 1, 3, 6, and 7 on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP